Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered as of this May 28, 2020, between Iradimed Corporation (“Iradimed” or “Company”), and Leslie McDonnell, a resident of the State of Florida (“Executive”). Each of the above may be referred to herein as a “Party” and collectively referred to as “Parties.”
RECITALS
WHEREAS, Executive and Company entered into an Employment Agreement dated July 24, 2019 (“Employment Agreement”); and
WHEREAS, pursuant to Subsection 6(c) of the Employment Agreement, Iradimed provided Executive with a restricted stock unit award (“RSU”) granted on or about August 19, 2019 of 94,652 RSUs that is subject to the terms and conditions of the Iradimed Restricted Stock Unit Agreement executed by Executive and Company (the “RSU Grant”); and
WHEREAS, pursuant to Subsection 6(d) of the Employment Agreement, Iradimed provided Executive with an RSU grant on or about December 7, 2019 of 7,284 RSUs that is subject to the terms and conditions of the Iradimed Restricted Stock Unit Agreement executed by Executive and Company (“Equity Bonus”) ; and
WHEREAS, pursuant to Subsection 6(c) of the Employment Agreement, Iradimed provided Executive with an option to purchase 50,000 shares of the Iradimed Common Stock on or about August 19, 2019 (the “Option”) pursuant to the Iradimed Stock Option Agreement (“Option Agreement”); and
WHEREAS, Executive, pursuant to the Employment Agreement, has been employed at Iradimed from July 24, 2019 through May 28, 2020 (the “Separation Date”), the date she received written notice of termination of her employment pursuant to Subsection 7(b) of the Employment Agreement; and
WHEREAS, as of the Separation Date, Executive had no RSUs vested, and 101,936 RSUs unvested, which includes any and all RSUs granted pursuant to the RSU Grant in Subsection 6(c) and the Equity Bonus in Subsection 6(d) of the Employment Agreement; and
WHEREAS, as of the Separation Date, Executive had no shares vested and exercisable under the Option, and 50,000 shares unvested and unexerciseable under the Option, which includes any and all options granted pursuant to Subsection 6(c) of the Employment Agreement; and
WHEREAS, as of the Separation Date, Executive voluntarily resigns her position on the Board of Directors of Iradimed effective as of the Separation Date; and
WHEREAS, Executive and Iradimed now desire to specify the terms and conditions of Executive’s separation from Iradimed.
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NOW, THEREFORE, in consideration of the promises and the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement hereby represent, warrant, consent and agree as follows:
AGREEMENT
1.            Adoption of Recitals. The Parties adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.
2.            Employment Separation. As of the Separation Date, all salary payments from Iradimed will cease and any benefits Executive had as of the Separation Date under Iradimed provided benefit plans, programs, or practices will terminate, except as expressly provided in this Agreement and/or as required by federal or state law. After the Separation Date, Executive will not represent to any individual, entity, or the public that Executive is an employee, officer, director, agent, or representative of Iradimed. As of the Separation Date, irrespective of whether she signs this Agreement, Executive voluntarily resigns her position on the Board of Directors of Iradimed effective immediately. Irrespective of whether Executive executes this Agreement, Executive shall be paid Executive’s final wages earned through the Separation Date, including (1) payment of 129.15 hours of accrued, but unused vacation pay, less statutory deductions and withholdings and (2) payment of outstanding and approved business expenses.
A.            Additional Compensation. Consistent with Section 10(a) of Executive’s Employment Agreement, Executive shall receive an amount equal to twelve (12) months of Executive’s base salary of $400,000 (minus applicable withholdings), which will be paid out over the course of twelve (12) months commencing on the payroll period that follows fifteen (15) days after the Separation Date.
B.            COBRA. Consistent with Section 10(a) of Executive’s Employment Agreement and provided that (1) Executive is currently enrolled in Iradimed sponsored health plans, and (2) Executive elects COBRA coverage for continuation of these benefits, the Company shall provide Executive with a taxable lump sum payment in an amount equal to the employer portion of the insurance premiums, as increased in this Section 2(B) to account for taxed benefits, in order to continue Executive’s health benefits under COBRA for twelve (12) months following the Separation Date, as such premiums would be measured on the Separation Date, less applicable federal and state payroll deductions (“COBRA Benefit”). The payment of the COBRA Benefit shall be increased to include an amount equal to the estimated additional federal and applicable state income taxes that Executive would incur on account of the payment of the COBRA Benefit, determined based on the highest marginal tax rates, over the amount that Executive would have had to pay if the COBRA Benefit had been provided on a pre-tax basis. Executive shall receive the COBRA Benefit under this Section 2(B) irrespective of whether Executive executes this Agreement. Notwithstanding anything to the contrary in this Agreement, if Iradimed determines in its sole discretion that it cannot provide the COBRA Benefit without potentially violating applicable law (including without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, the parties agree to reform this Section 2(B).

C.            Equity Compensation & Annual Equity Bonus. Consistent with Subsections 6(c), 6(d) and 10(a) of Executive’s Employment Agreement, all unvested RSUs and unvested and unexercised shares under the Option as of the Separation Date shall be accelerated and deemed vested as of the Separation Date.  The vesting, exercise, settlement, and other terms and conditions of such RSUs and Option shall be governed by the applicable plan documents, including the Iradimed Restricted Stock Unit Agreement and the Option Agreement.
D.            Timing.  The timing of the benefits in Section 2 are as follows: (i) Iradimed will pay Executive the Additional Compensation (minus applicable withholdings) under Subsection 2(A) in substantially equal installments, in accordance with Iradimed’s customary payroll practices, in effect from time to time, starting on the payroll period starting after fifteen (15) days after the Separation Date; (ii) Iradimed will pay the COBRA Benefit under Subsection 2(B) as a lump sum payment within fifteen (15) days of the Separation Date; and (iii) the vesting described in Subsection 2(C) shall be effective the Separation Date.  The Additional Compensation payment under Subsection 2(A) will be accelerated, as set forth in Section 3, if Executive executes and does not revoke this Agreement.
3.            Severance Benefits. Provided that Executive executes and delivers this Agreement to Iradimed no later than 21 days after receiving this Agreement, and absent revocation of this Agreement by Executive as described in Section 5 of this Agreement, and provided that Executive complies with the material terms of this Agreement, the Company will provide the following Severance Benefits:
A.            Acceleration of Additional Compensation. Provided that Executive executes and delivers this Agreement to Iradimed no later than 21 days after receiving this Agreement, and absent revocation of this Agreement by Executive as described in Section 5 of this Agreement, Iradimed will pay Executive the Additional Compensation set forth above in Subsection 2(A) in a lump sum payment (minus applicable withholdings) (the “Separation Pay”) within five (5) business days of the expiration of the revocation period set forth in Section 5 of this Agreement. For the avoidance of doubt, no Separation Pay will be paid prior to the revocation period, described in Section 5 of this Agreement. Executive acknowledges that Executive is not otherwise entitled to receive this Separation Pay (the acceleration of the Additional Compensation set forth in Subsection 2(A)) from Iradimed, which constitutes valid consideration in exchange for Executive’s release of all claims and the other obligations set forth in this Agreement.
B.            Rehire. Executive hereby agrees not to seek employment with or to become a consultant for Iradimed following the Separation Date. Executive also agrees that Iradimed shall have no obligation to consider Executive for rehire. If Executive is rehired by Iradimed prior to Executive’s severance being paid in full,  Executive understands that Iradimed will stop paying any remaining Severance Benefits to Executive, but Executive agrees that the agreement to provide Severance Benefits and any amounts already provided to Executive shall constitute adequate consideration for this Agreement, including the General Release set forth in Section 4.
4.            General Release. Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, forever discharges and covenants not to sue Iradimed or its affiliated corporations and entities or their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, benefits administrators, investors, funds, and affiliates (collectively, the “Releasees”) for and from any and all federal, state, or local laws, regulations, ordinances, claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind and nature that Executive ever had or now has against any or all of the Releasees, including, but not limited to, any obligation or claim arising under public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of Iradimed’s employment policies or practices, employee handbooks, and/or statements by any employee or agent of Iradimed (whether oral or written), claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1991, as amended, 42 U.S.C. § 12101 et seq.; the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981 et seq.; the Civil Rights Act of 1871, as amended, 42 U.S.C. § 1985 et seq.; the Older Workers Benefit Protection Act (“OWBPA”); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”); the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. §§ 2101 et seq.; the Immigration Reform and Control Act, as amended, 8 U.S.C. 1101 et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681 et seq.; the Florida Civil Rights Act, the Florida Equal Pay Law, the Florida Wage Discrimination Law, the Florida AIDS Act, the Florida Constitution, and any and all claims arising under any other constitutional, federal, regulatory, state or local law, or under the common law or in equity; and any agreements between Executive and any of the Releasees (collectively the “Released Claims”), from the beginning of time through the date on which Executive signs this Agreement.
Notwithstanding the foregoing, Executive does not release any claims (1) for any breach of this Agreement, (2) any claims which cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (3) indemnification rights you have against Company; (4) any right to file an unfair labor practice charge under the National Labor Relations Act; and (5) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements. Executive acknowledges and agrees that Executive is not owed or entitled to any compensation, benefits, or consideration of any kind or nature whatsoever from Iradimed or any of the other Releasees except as expressly provided in this Agreement, and to the extent that any such additional amount owed is otherwise determined to exist, the payments described herein are in lieu of and encompass such amounts.
NOTHING IN THIS RELEASE SHALL BE CONSTRUED TO PROHIBIT EMPLOYEE FROM CONTACTING, FILING A CHARGE WITH OR PARTICIPATING IN ANY PROCEEDING OR INVESTIGATION BY THE U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (“EEOC”), DEPARTMENT OF LABOR (“DOL”), NATIONAL LABOR RELATIONS BOARD (“NLRB”), OR COMPARABLE STATE OR LOCAL ENTITY. NOTWITHSTANDING THE FOREGOING, EMPLOYEE AGREES TO WAIVE ANY RIGHT TO RECOVER MONETARY DAMAGES IN ANY SUCH

CHARGE, INVESTIGATION OR PROCEEDING OR ANY RELATED COMPLAINT, OR LAWSUIT FILED BY EMPLOYEE OR ON EMPLOYEE’S BEHALF. NOTHING IN THIS LETTER AGREEMENT LIMITS OR IN ANY OTHER WAY AFFECTS EMPLOYEE COMMUNICATING WITH ANY GOVERNMENTAL AGENCY OR ENTITY, OR COMMUNICATING WITH ANY OFFICIAL OR STAFF PERSON OF A GOVERNMENTAL AGENCY OR ENTITY, CONCERNING MATTERS RELEVANT TO THE GOVERNMENTAL AGENCY OR ENTITY.
By signing below, Executive acknowledges and agrees that Executive has been paid for all salary, wages, and compensation earned through Executive’s last day worked, and that Executive is not entitled to receive, and shall not claim from Company, any compensation, payments or benefits except for those payments and benefits that are expressly set forth in this Agreement.
5.            Specific ADEA Release. Executive expressly agrees to the release of any rights or claims arising out of the ADEA, as amended, including the OWBPA, and their implementing regulations, and in connection with such waiver, Executive agrees and acknowledges that:
A.            Executive has read this Agreement in its entirety and understands all of its terms;
B.            Executive has been advised to consult with an attorney prior to signing this Agreement;
C.            The Separation Pay and benefits to Executive pursuant to this Agreement constitute special benefits that Iradimed is providing in its discretion due to Executive’s unique circumstances and that Executive is not otherwise entitled to receive;
D.            No rights or claims are released or waived that might arise after Executive signs this Agreement;
E.            Executive has twenty-one (21) days from Executive’s receipt of this Agreement within which to consider whether or not to sign it;
F.            Executive has seven (7) days following Executive’s signature of this Agreement to revoke this Agreement;
G.            This Agreement shall not become effective or enforceable until immediately after the revocation period of seven (7) days has expired without Executive exercising Executive’s right to revoke this Agreement;
H.            If, after signing, Executive chooses to revoke this Agreement, Executive must do so by notifying Iradimed in writing, in accordance with the requirements of Section 20 of this Agreement.
6.            Permitted Disclosures. Nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from filing a charge or complaint with the Securities Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), or any other securities regulatory agency or self-regulatory authority. Executive further understands that this

Agreement does not limit Executive’s ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority without notice to Iradimed. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC staff or any other securities regulatory agency or authority. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information (as described in Section 11 of this Agreement) as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.
7.            Confidentiality of this Agreement.
A.            In consideration of the obligations under this Agreement, Executive agrees that this Agreement and the terms and conditions hereof are strictly, and shall forever remain, confidential, and that Executive shall not disclose or disseminate any information concerning any such terms to any third person(s), including, but not limited to, representatives of the media, except that the Parties may disclose the terms of this Agreement to their respective attorneys, accountants, tax advisors, other similar professional or the Internal Revenue Service or other appropriate federal agencies (“Third Parties”). All Third Parties to whom such disclosure is made shall agree in advance to be bound by the terms of this Section 7.
B.            If Executive is required to disclose this Agreement, its terms, or underlying facts pursuant to court order and/or subpoena, Executive shall notify the Company in writing via email or overnight mail, within three (3) business days of Executive’s receipt of such court order or subpoena or prior to the compliance deadline (whichever is sooner), and shall simultaneously provide the Company with a copy of such court order or subpoena. The notice shall comply with the notice requirements set forth in Section 20 below. The Parties agree to waive any objection to a request that the necessary document production or testimony be done in camera and under seal.
C.            The Parties agree that the terms of this Section 7 are a material inducement for the execution of this Agreement.  Any disclosure or dissemination, other than as described above in Subsections 7(A) and/or 7(B), will be regarded as a breach of this Agreement, and a cause of action shall immediately accrue for damages and injunctive relief. The Parties acknowledge that a violation of Subsections 7(A) and/or 7(B) would cause immeasurable and irreparable damage. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of Subsections 7(A) and/or 7(B), in addition to any other available remedies. Further, the Parties also agree that if Executive breaches this Section 7, Iradimed shall be entitled to seek disgorgement of the Settlement Pay as of the date of a breach by Executive of Section 7 of this Agreement.
D.            As an exception to this provision, the Company may disclose information related to this Agreement, including the existence of this Agreement, for purpose of any public disclosures, including compliance with any SEC regulations and laws.  Similarly, as an exception to this provision, Executive may disclose information related to this Agreement only as necessary (i) to Executive’s immediate family members and professional representatives (including attorneys, accountants and/or tax advisors), who shall be informed of and bound by this confidentiality clause; (ii) to the extent necessary to enforce or challenge the terms of this

Agreement; or (iii) in connection with any charge or complaint filed by Executive with the EEOC, NLRB, DOL, SEC, FINRA or any similar federal, state, or local department or agency. Executive shall promptly provide written notice of any such order to Iradimed, pursuant to Section 20 of this Agreement.
8.            Non-Admission. Nothing in this Agreement, including the above Separation Pay, is to be deemed, interpreted, or construed as an admission by Iradimed or any of the Releasees regarding liability, damages, or the validity of any claim or defense which Executive may assert.
9.            Cooperation. The Parties agree to execute and deliver any and all documents that may be necessary to effectuate the terms agreed to herein.
10.            Non-Disparagement.
A.            Executive agrees that Executive will not, except as required by law, engage in any conduct or make any statement which is in any way critical of, or disparaging to, or otherwise derogatory about Iradimed or any of the Released Parties (as defined above) or any of Iradimed’s services, business affairs or financial condition, or any of Iradimed’s directors, officers, employees, agents or representatives. Executive understands and agrees that Executive’s commitment not to defame, disparage, or impugn Iradimed’s reputation constitutes a willing and voluntary waiver of Executive’s rights under the First Amendment of the United States Constitution and other laws. However, these non-disparagement obligations, do not limit Executive’s ability to truthfully communicate with the EEOC, DOL, NLRB, SEC, FINRA and comparable state or local agencies or departments whether such communication is initiated by Executive or in response to the government.
B.            Iradimed agrees that Iradimed’s Board of Directors, executive officers, and human resources personnel shall not engage in any conduct or make any statement that is in any way critical of, or disparaging to, or otherwise derogatory about Executive. However, these non-disparagement obligations do not limit the ability of Iradimed’s Board of Directors, executive officers, or human resources personnel to communicate truthfully with any governmental agency, whether such communication is initiated by Iradimed, a member of Iradimed’s Board of Directors, an executive officer of Iradimed, Iradimed’s human resources personnel, or in response to the government.
C.            Upon inquiry by any potential employer of Executive, Iradimed will provide a neutral reference confirming dates of employment and last position held.
11.            Continuing Obligations
A.            Reaffirmation. Executive, as a condition of this Agreement, acknowledges, adopts and reaffirms an agreement to be bound by the Non-Solicitation, Non-Compete and Confidentiality Agreement dated July 24, 2019 and attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement is incorporated into this Agreement, and Executive agrees to be bound by its terms in their entirety, including, but not limited to, the following material provisions:

(i)            Confidentiality. As a result of employment with Company, Executive has access to confidential material and information belonging to the company including, without limitation, client lists, pricing information, procedure manuals, employee records, client records, sales and marketing techniques, computer programs, the identity of specialized consultants and contractors, and management strategies. This confidential information was acquired or developed by the Company at considerable expense. It is therefore, a unique and valuable asset of the Company and its remaining confidential is of extreme importance to Company. Executive acknowledges the importance of any confidential information made available to or acquired by Executive in the course of employment hereunder to any person, firm, corporation, association or other entity for any reason or purpose.
(ii)            Non-Solicitation. Executive agrees that she will not, for a period of one (1) year after termination of employment, directly or indirectly, for herself or on behalf of any other person or entity, solicit, interfere with, or otherwise endeavor to entice away from the Company any employee, consultant, agent or distributor of the Company or its affiliates.
12.            Return of Company Property. On or before the Separation Date, Executive shall return to Iradimed all property of Iradimed, including, but not limited to, all files, client and prospective client lists, management reports, drawings, memoranda, forms, financial data and reports, and all other documents obtained or created by Executive in connection with Executive’s employment with Iradimed (including all copies of the foregoing, and including all notes, records and other materials of or relating to Iradimed or its customers), all computers, laptops, monitors, docking stations, keyboards, external hard drives, televisions, handheld devices, cradles, printers and other electronic or computer devices or accessories in Executive’s possession or control, and all of the equipment and other materials in Executive’s possession or under Executive’s control (including but not limited to any credit cards, telephones, office equipment, software or similar items), and any and all other proprietary data or objects acquired through Executive’s employment with Iradimed. Executive acknowledges and agrees that all documents, data, e-mails or other communications or information whether residing on Iradimed’s systems, servers or computers or otherwise, or which Executive created or received on behalf of Iradimed, are Iradimed’s property, and that Executive has not and shall not take, copy, destroy, delete or in any way negatively affect or compromise any such document, data, e-mail or other communication or information.
13.            Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement: Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by Iradimed for reporting a suspected violation of law, Executive may disclose Iradimed’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
14.            Injunctive Relief. Executive understands and acknowledges that a breach of Executive’s covenants and agreements contained in the Restrictive Covenant Agreement and reaffirmed in Sections 11 and 12 would cause irreparable harm to Iradimed, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, Iradimed shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of such covenants and agreements. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.
15.            Severability; Reformation. If any Section or Subsection of this Agreement is held to be unenforceable, each and all of the other Sections and Subsections of this Agreement shall remain in full force and effect. In the event that any of the restrictive covenants set forth in this Agreement or the Restrictive Covenant Agreement is found by a court of competent jurisdiction to be overly broad or otherwise unenforceable as written, the Parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed. If, however, any provision contained in Severance Benefits Section or General Release Section of this Agreement shall be determined to be void or unenforceable by a court of law, administrative agency, or tribunal of competent jurisdiction, the entire Agreement shall be unenforceable, as the Parties recognize and acknowledge that the duties, rights, and obligations set forth in the Severance Benefits Section and General Release Section of this Agreement are essential to the Agreement.
16.            Modification or Amendment. Subject to Section 15, no Section of this Agreement may be changed, altered, modified, or amended, except in writing signed by Executive and a duly authorized representative of Iradimed, which writing shall specifically reference this Agreement and the Section that the Parties intend to change, alter, modify, or amend.
17.            Entire Agreement. Executive and Iradimed acknowledge and agree that this Agreement constitutes a full, final, and complete understanding and agreement between the Parties and supersedes and replaces any and all other written or oral exchanges, agreements, understandings, arrangements, or negotiations between them relating to Executive’s separation from Iradimed, with the exception of the Restrictive Covenant Agreement, the Iradimed Restricted Stock Unit Agreement and the Option Agreement that have been expressly reaffirmed and incorporated into this Agreement. The Parties affirmatively state that there are no other prior or contemporaneous agreements, exchanges, representations, arrangements, or understandings, written or oral, between them relating to the subject matter hereof other than that as set forth herein, and that this Agreement contains the sole and entire agreement between them with respect to the subject matter hereof, except with the inclusion of the Restrictive Covenant Agreement that has been expressly reaffirmed and incorporated into this Agreement. Executive and Iradimed further acknowledge and agree that language proposed for, deleted from, or otherwise changed in any drafts of this Agreement but not included herein shall not in any way affect the rights and obligations of the Parties. For the avoidance of doubt, Executive reaffirms and incorporates the terms of the Restrictive Covenant Agreement, as applicable, as material terms of this Agreement.
18.            Construction. The terms of this Agreement have resulted from the negotiations of the Parties and each of the Parties has had an opportunity to obtain and consult with their own counsel. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. No Party shall be deemed to be the drafter of this Agreement; all Parties collectively shall be deemed to have drafted it; and it shall be construed without regard to rules of construction that might otherwise apply against a drafter. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other.
19.            Counterparts. This Agreement may be executed by facsimile or email and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In any such case, the Party exchanging by facsimile or PDF shall promptly thereafter upon request provide a signed original counterpart hereof to the other party; provided, that the non-delivery of such a signed counterpart shall not affect the validity or enforceability hereof.
20.            Notices. All notices and all other communications that are required to be given under this Agreement must be in writing and shall be deemed to have been duly given when: (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via email to the recipient, in each case as follows:
If to Iradimed:	Iradimed Corporation Roger Susi, Chairman of the Board 1025 Willa Springs Dr. Winter Springs, FL 32708

If to Executive:	Leslie McDonnell

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party.
21.            Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.
22.            Waiver. The waiver by any party to this Agreement of a breach of any of the Sections or Subsections of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.
23.            Voluntary Assent. Executive understands that Executive may be waiving significant legal rights by signing this Agreement, and Executive represents and agrees that Executive has entered into this Agreement freely and voluntarily, without any coercion or duress, and with a full understanding of and in agreement with all of its terms after having carefully read this entire Agreement.
24.            Execution of Agreement: Executive acknowledges and agrees that in deciding to execute this Agreement: (a) Executive relied entirely on Executive’s own judgment and that of any legal counsel; (b) no facts, evidence, event or transaction currently unknown to Executive, but which may hereinafter become known, shall affect in any way or manner the final, unconditional nature of this Agreement; (c) the execution of this Agreement is a completely knowing and voluntary act; (d) Executive understand the terms of this Agreement; (e) Executive has been advised to consult with legal counsel and has been provided with time to consult with legal counsel prior to the execution of this Agreement; (f) all promises made to Executive in connection with this Agreement or as inducement to sign same expressly are set forth in full in the other Sections of this Agreement.
25.            Choice of Law and Jurisdiction. This Agreement shall be deemed to be made and entered into in the State of Florida, and shall in all respects be interpreted, enforced, and governed under the laws of Florida, without giving effect to the conflict of laws principles of Florida law. The Parties expressly consent to the exclusive jurisdiction and venue of the United States District Court for the Middle District of Florida, or, if that Court refuses jurisdiction or deems venue to be improper, in any Court of competent jurisdiction in Seminole County, Florida. The Parties expressly waive any claims or defenses of forum non conveniens to jurisdiction and venue in Seminole County, Florida.
26.            Code § 409A.  This Agreement is intended to comply with § 409A of the Internal Revenue Code, as amended, and applicable regulatory guidance thereunder (the “Code”), or an exemption thereunder and shall be construed and administered in accordance with Code § 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code § 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code § 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code § 409A to the maximum extent possible. For purposes of Code § 409A, each installment payment provided under this Agreement shall be treated as a separate payment.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS READ AND FULLY UNDERSTANDS THE CONTENTS AND THE EFFECT OF THIS AGREEMENT. EMPLOYEE REPRESENTS AND WARRANTS THAT EMPLOYEE HAS HAD A REASONABLE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY PURSUANT TO SECTION 5 OF THIS AGREEMENT. EMPLOYEE ACCEPTS EACH AND EVERY TERM, SECTION, SUBSECTION, AND CONDITION OF THIS AGREEMENT, AND DOES SO VOLUNTARILY AND WITH FULL KNOWLEDGE AND UNDERSTANDING OF ITS CONTENTS, NATURE, AND EFFECT.

REMAINDER LEFT INTENTIONALLY BLANK

WHEREFORE, the Parties enter into this Agreement and, by so signing, represent and warrant that they have the authority to sign on behalf of the person or entity for whom they are signing.

EXECUTIVE

/s/Leslie McDonnell
Leslie McDonnell

Date: June 15, 2020

IRADIMED CORPORATION

By: /s/Roger Susi

Title: President

Date: June 16, 2020

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